As filed with the Securities and Exchange Commission on June 2, 2025

Registration No. 333-212802

Registration No. 333-280149

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-212802

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-280149

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

H&E EQUIPMENT SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	81-0553291
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

S. Wade Sheek

Secretary

27500 Riverview Center Blvd.

Bonita Springs, Florida 34134

(Name and address of agent for service)

(239) 301-1000

(Telephone number, including area code, of agent for service)

Copies to:

Joshua Bonnie, Esq.

Jonathan Corsico, Esq.

Jonathan Ozner, Esq.

Katharine Thompson, Esq.

Benjamin Bodurian, Esq.

Simpson Thacher & Bartlett LLP

900 G Street NW

Washington, DC 20001

Telephone: (202) 636-5500

Approximate date of commencement of proposed sale to the public: Not applicable

H&E Equipment Services, Inc. Amended and Restated 2006 Stock-Based Incentive Compensation Plan

H&E Equipment Services, Inc. Amended and Restated 2016 Stock-Based Incentive Compensation Plan

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller Reporting Company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF

SECURITIES

These post-effective amendments (the “Post-Effective Amendments”) relate to the following registration statements on Form S-8 (together, the “Registration Statements”) filed by H&E Equipment Services, Inc. (the “Company”):

•

The Registration Statement on Form S-8 (Registration No. 333-212802), filed with the SEC on August 1, 2016, registering 2,485,195 shares (385,195 of which were previously subject to awards under the Company’s Amended and Restated 2006 Stock-Based Incentive Compensation Plan) of the Company’s Common Stock (the “2016 Plan Shares”) to be issued to participants under the Company’s 2016 Stock-Based Incentive Compensation Plan (the “2016 Plan”).

•

The Registration Statement on Form S-8 (Registration No. 333-280149), filed with the SEC on June 12, 2024, registering an additional 2,631,942 shares of the Company’s Common Stock (the “June 2024 Additional 2016 Plan Shares”) that may be offered and sold pursuant to the Amended and Restated 2016 Stock-Based Incentive Compensation Plan (the “Amended 2016 Plan”).

The 2016 Plan Shares, and the June 2024 Additional 2016 Plan Shares are collectively referred to as the “Shares”. The Shares were to be issued to participants under the 2016 Plan and the Amended 2016 Plan (the “Plans”).

The Company is no longer issuing securities under the Plans. These Post-Effective Amendments to the Registration Statements are being filed in order to deregister all Shares that were registered under the Registration Statements and remain unissued under the Plans.

As previously disclosed by the Company on a Current Report on Form 8-K filed with the SEC on June 2, 2025, on June 2, 2025 the Company merged with and into HR Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Herc Holdings Inc. (the “Merger”), with the Company surviving the Merger as a subsidiary of Herc Holdings Inc. (the “Transaction”).

In connection with the Transaction, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statements. Accordingly, pursuant to the undertaking contained in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering, the Company is filing these Post-Effective Amendments to the Registration Statements to deregister all such securities of the Company registered under the Registration Statements that remain unsold as of the effective time of the Transaction, if any.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Baton Rouge, State of Louisiana, on the 2nd of June, 2025. The following person is signing these Post-Effective Amendments on behalf of the registrant in reliance upon Rule 478 under the Securities Act.

H&E EQUIPMENT SERVICES, INC.

By:	/s/ S. Wade Sheek
Name:	S. Wade Sheek
Title:	Secretary